SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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667 Madison Avenue
New York, New York  10065-8087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2008

The Annual Meeting of Shareholders of Loews Corporation will be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 13, 2008, at 11:00 A.M. New York City time, for the following purposes:

•	To elect ten directors;

•	To ratify the appointment of our independent auditors for 2008;

•	To consider and act upon four shareholder proposals; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 17, 2008 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated:	March 31, 2008

WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING
ENVELOPE, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

LOEWS
CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders, which will be held on May 13, 2008. We expect to mail proxy materials to our shareholders on or about March 31, 2008.  Our mailing address is 667 Madison Avenue, New York, New York 10065-8087.  Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “Company.”

Voting

We have two classes of common stock outstanding and eligible to vote at the meeting:

•	Common Stock, and

•	Carolina Group stock.

As of March 17, 2008, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 529,699,152 shares of Common Stock and 108,474,346 shares of Carolina Group stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Carolina Group stock is entitled to 3/10 of a vote on all matters that may come before the meeting.  All properly executed proxies in the accompanying form received by us prior to the meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person.  Shares with respect to which a broker indicates that it does not have authority to vote will be considered “broker non-votes” and will not be counted as present at the meeting.

      Majority Vote Standard for Election of Directors.  Our by-laws provide that a nominee for director in an uncontested election such as this one will be elected to the Board if the votes represented by the aggregate of all of the Common Stock and Carolina Group stock cast for that nominee’s election exceed the votes cast against his or her election.  Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted and will have no effect on the outcome of the voting for directors.   In the event that an incumbent nominee is not re-elected, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject that resignation.  The Board will act on the committee’s recommendation and publicly disclose its decision.

Votes Required to Adopt Other Proposals.  The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the meeting. Shares that are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal.  Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

Our Board of Directors has adopted a policy of confidentiality regarding the voting of shares.  Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of our transfer agent or another third party, and not our employees.

Principal Shareholders

The following table shows certain information, at February 29, 2008 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of any class of our voting securities.  All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

		Amount	Percent
Name and Address	Title of Class	Beneficially Owned	of Class

Joan H. Tisch (1)(2)	Common Stock	52,312,522	9.9%
c/o Barry L. Bloom
655 Madison Avenue
New York, NY 10065-8087

Davis Selected Advisers, L.P. (3)	Common Stock	45,845,682	8.7
2949 Elvira Road, Suite 101
Tucson, AZ 85706

Wilma S. Tisch (2)(4)	Common Stock	39,030,789	7.4
c/o Barry L. Bloom
655 Madison Avenue
New York, NY 10065-8087

Bank of America Corporation (5)	Carolina Group stock	7,183,082	6.6
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255

Renaissance Technologies LLC (6)	Carolina Group stock	5,952,100	5. 5
800 Third Avenue
New York, NY 10022

(1) This information is as of December 31, 2007 and is based on a Schedule 13G filed by Mrs. J.H. Tisch.  According to the report, the amount beneficially owned includes 1,057,388 shares owned beneficially by Mrs. J.H. Tisch directly and 51,255,134 shares held by her as trustee of various trusts.

(2)  Wilma S. Tisch was the wife of the late Laurence A. Tisch, former Co-Chairman of the Board of the Company.  Joan H. Tisch was the wife of the late Preston R. Tisch, former Co-Chairman of the Board of the Company.  James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are sons of Mrs. W.S. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company and Chairman and Chief Executive Officer of Loews Hotels, is the son of Mrs. J.H. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company’s Office of the President.

(3) This information is as of December 31, 2007 and is based on a Schedule 13G report filed by Davis Selected Advisers, L.P.

(4) This information is as of December 31, 2007 and is based on a Schedule 13G filed by Mrs. W.S. Tisch.  According to the report, the amount beneficially owned includes 2,834,411 shares owned beneficially by Mrs. W.S. Tisch directly and 36,196,378 shares held by her as trustee of various trusts.

(5) This information is as of December 31, 2007 and is based on a Schedule 13G report filed jointly by Bank of America Corporation and a number of its subsidiaries.  According to the report, Bank of America Corporation does not have sole voting or dispositive power with respect to any shares reported, and has shared voting power with respect to only 6,971,117 shares.  NB Holdings Corporation, a subsidiary of Bank of America Corporation, has shared voting power with respect to 6,971,117 shares and shared dispositive power with respect to 7,183,082 shares.

(6) This information is as of December 31, 2007 and is based on a Schedule 13G report filed jointly by Renaissance Technologies LLC (“Renaissance”), as an investment advisor, and James H. Simons, as control person of Renaissance.  According to the report, each of Renaissance and Dr. Simons has sole voting power with respect to only 5,897,400 shares.

Director and Officer Holdings

The following table shows certain information, at February 29, 2008, as to the shares of our voting securities beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them.

		Amount Beneficially		Percent
Name	Title of Class	Owned (1)		of Class

Ann E. Berman	Common Stock	26,700	(2)	*
Joseph L. Bower	Common Stock	36,000	(3)	*
Charles M. Diker	Common Stock	30,600	(4)	*
David B. Edelson	Common Stock	64,684	(5)	*
Paul J. Fribourg	Common Stock	39,600	(3)	*
Walter L. Harris	Common Stock	25,500	(6)	*
Peter W. Keegan	Common Stock	202,502	(3)	*
Philip A. Laskawy	Common Stock	36,000	(7)	*
Gloria R. Scott	Common Stock	17,000	(3)	*
Andrew H. Tisch	Common Stock	12,934,759	(8)	2.4%
James S. Tisch	Common Stock	13,421,856	(9)	2.5%
Jonathan M. Tisch	Common Stock	5,772,723	(10)	1.1%
All executive officers and directors as	Common Stock	33,022,705	(11)	6.2%
a group (15 persons including those
listed above)

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Includes 13,500 shares issuable upon the exercise of awards granted under the Loews Corporation 2000 Stock Option Plan (our “Stock Option Plan”) that are currently exercisable, and 300 shares held by a charitable foundation as to which Ms. Berman has shared voting and investment power.

(3) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(4) Includes 27,600 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(5) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.  In addition, Mr. Edelson owns beneficially 6,000 common units of Boardwalk Pipeline Partners, LP, a 70% owned subsidiary of the Company (“Boardwalk Pipeline”), and 3,200 shares of CNA Surety Corporation, a 62% owned subsidiary of CNA Financial Corporation, which is an 89% owned subsidiary of the Company (“CNA”).

(6) Includes 22,500 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA and 2,000 common units of Boardwalk Pipeline.

(7) Includes 30,000 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable and 6,000 shares owned beneficially by Mr. Laskawy’s wife.  In addition, Mr. Laskawy owns beneficially 10,000 common units of Boardwalk Pipeline.

(8) Includes 390,000 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.  Also includes 10,116,794 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 2,642,845 shares held in trust for his benefit), and 465,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.  In addition, Mr. A.H. Tisch is the managing trustee and beneficiary of a trust that owns beneficially 6,100 shares of CNA, and is a trustee of a trust that owns beneficially a 25% interest in a general partnership that owns 74,200 common units of Boardwalk Pipeline.

(9) Includes 390,000 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.  Also includes 10,820,058 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 2,347,625 shares held in trust for his benefit), and 484,100 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.  In addition, Mr. J.S. Tisch owns beneficially 35,000 shares of Diamond Offshore Drilling, Inc., a 51% owned subsidiary of the Company (“Diamond Offshore”), including 30,000 shares issuable upon the exercise of awards that are currently exercisable, is the managing trustee and beneficiary of a trust that owns beneficially 6,100 shares of CNA, and is a trustee of a trust that owns beneficially a 25% interest in a general partnership which owns 74,200 common units of Boardwalk Pipeline.

(10) Includes 390,000 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 4,842,723 shares held by a trust of which Mr. J.M. Tisch is the managing trustee (inclusive of 3,556,397 shares held in trust for his benefit) and 240,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(11) Includes 2,034,943 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2007 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board of Directors has fixed the number of directors constituting the full Board at ten. Accordingly, at the meeting shareholders will vote to elect a Board of ten directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board, or our Board will adopt a resolution reducing the number of directors constituting our full Board. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

Ann E. Berman, 55 – Senior advisor to the president of Harvard University since April 2006.  Ms. Berman served as Vice President of Finance and Chief Financial Officer of Harvard University from 2002 until April 2006.  Ms. Berman is also a director of Eaton Vance Corporation.  She has been a director of the Company since 2006.

Joseph L. Bower, 69 – Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc., Brown Shoe Company, Inc., New America High Income Fund, Inc., Sonesta International Hotels Corporation and T H Lee-Putnam EO Fund.  He has been a director of the Company since 2001.

Charles M. Diker, 73 – Managing Partner of Diker Management LLC, a registered investment adviser.  Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices.  He has been a director of the Company since 2003.

Paul J. Fribourg, 54 – Chairman of the Board, President and Chief Executive Officer of Continental Grain Company, a producer of pork and poultry products and provider of cattle feeding services.  Mr. Fribourg is also a director of Smithfield Foods, Inc., Estee Lauder Companies, Inc. and Power Corporation of Canada. He has been a director of the Company since 1997.

Walter L. Harris, 56 – President and Chief Executive Officer of Tanenbaum-Harber Co., Inc., an insurance brokerage firm.  He has been a director of the Company since 2004.

Philip A. Laskawy, 66 – Retired Chairman and Chief Executive Officer of Ernst & Young.  Mr. Laskawy is also a director of General Motors Corporation, Henry Schein, Inc. and Discover Financial Services.  He has been a director of the Company since 2003.

Gloria R. Scott, 69 – Owner of consulting services firm G. Randle Services.  Dr. Scott served as President of Bennett College in Greensboro, North Carolina until 2001.  She has been a director of the Company since 1990.

Andrew H. Tisch, 58 – Co-Chairman of the Board since 2006, Chairman of the Executive Committee and a member of the Office of the President of the Company. He is also Chairman of the Board of Directors of K12 Inc. and a director of CNA and of the general partner of Boardwalk Pipeline.  He has been a director of the Company since 1985.

James S. Tisch, 55 – President and Chief Executive Officer and a member of the Office of the President of the Company.  He is also a director of CNA and Chairman of the Board and Chief Executive Officer of Diamond Offshore.   He has been a director of the Company since 1986.

Jonathan M. Tisch, 54 – Co-Chairman of the Board of the Company since 2006, Chairman and Chief Executive Officer of Loews Hotels and a member of the Office of the President of the Company.  He has been a director of the Company since 1986.

Director Independence

Our Board of Directors has determined that the following directors, constituting a majority of our directors and nominees, are independent under the listing standards of the New York Stock Exchange: Ann E. Berman, Joseph L. Bower, Charles M. Diker, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy and Gloria R. Scott.  We refer to these directors in this Proxy Statement as our “Independent Directors.”  Our Board considered all relevant facts and circumstances and applied the independence standards described below in determining that none of our Independent Directors has any material relationship with our subsidiaries or us.

Our Board has established the following standards to assist it in determining director independence. A director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•
the director or an immediate family member received, during any twelve month period within the past three years, more than $100,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•
the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In making its determination with respect to Walter L. Harris, our Board considered the commercial relationship between certain insurance subsidiaries of CNA and Tanenbaum-Harber Co., Inc., of which Mr. Harris is an executive officer and shareholder, and certain of its affiliates, and determined that Mr. Harris meets all of the requirements described above for Independent Directors and does not have a material relationship with us.  Please read “Transactions with Related Persons,” below for more information concerning Mr. Harris’s relationship with CNA.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee.  Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Audit Committee.  The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors.  Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The members of our Audit Committee are Walter L. Harris (Chairman), Ann E. Berman, Charles M. Diker, Paul J. Fribourg, Philip A. Laskawy and Gloria R. Scott, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange.  Our Board has determined that each of Ms. Berman and Mr. Laskawy is a “financial expert” under the rules of the Securities and Exchange Commission and that Mr. Laskawy’s simultaneous service on the audit committees of three public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.  The primary function of our Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members.  Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our Chief Executive Officer meeting in executive session with the Committee.  Neither our Chief Executive Officer nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. The members of our Compensation Committee are Joseph L. Bower (Chairman), Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director.

Nominating and Governance Committee.   The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.  The members of our Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Walter L. Harris and Gloria R. Scott, each of whom is an Independent Director.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours.  A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director.  Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations.  Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. The Chairman of our Nominating and Governance Committee, currently Paul J. Fribourg, serves as the presiding director at these meetings.

Director Attendance at Meetings

During 2007 there were nine meetings of our Board of Directors, six meetings of our Audit Committee, three meetings of our Compensation Committee and two meetings of our Nominating and Governance Committee.  During 2007, each of our directors attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served.  Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time.  All of our directors attended our 2007 Annual Meeting of Shareholders.

2007 Director Compensation

Our non-management directors receive a retainer of $18,750 and 1,500 stock appreciation right (“SAR”) awards per quarter.  In addition, members of our Audit Committee are paid $2,000, and members of our Compensation Committee and Nominating and Governance Committee are paid $1,000, for each committee meeting attended.  The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2007.

Fees Earned
	or Paid in	Option/SAR
Name	Cash	Awards (1)	Total

A.E. Berman	$87,000	$87,022	$174,022

J.L. Bower	80,000	87,022	167,022

C.M. Diker	88,000	87,022	175,022

P.J. Fribourg	90,000	87,022	177,022

W.L. Harris	89,000	87,022	176,022

P.A. Laskawy	85,000	87,022	172,022

G.R. Scott	89,000	87,022	176,022

(1) These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (“FAS 123(R)”), for awards pursuant to our Stock Option Plan, which is also the full grant date fair value of these awards. Assumptions used in the calculation of these amounts are included in Footnote 18 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008 (our “2007 Annual Report”).  At December 31, 2007, the aggregate number of stock option and SAR awards outstanding for each non-management director was as follows:  Ms. A.E. Berman, 12,000; Mr. J.L. Bower, 34,500; Mr. C.M. Diker, 26,100; Mr. P.J. Fribourg, 38,100; Mr. W.L. Harris, 21,000; Mr. P.A. Laskawy, 28,500; and Dr. G.R. Scott, 15,500.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary.  We intend to post any changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer on our website.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board – Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007 with the Company’s management and independent auditors.  The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence.  For more information about services provided by the auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman	Paul J. Fribourg
Ann E. Berman	Philip A. Laskawy
Charles M. Diker	Gloria R. Scott

COMPENSATION DISCUSSION AND ANALYSIS

Overview.  The objective of our executive compensation program is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our shareholders.  To meet this objective we have established a compensation policy for executive officers which combines elements of base salary and cash and stock based incentive compensation, as well as benefits.  In selecting these elements of executive compensation, we have considered our historical compensation policies as they have evolved over the years, national surveys of executive compensation at comparable sized companies and the executive compensation programs of various companies engaged in businesses similar to ours and our principal subsidiaries (although we do not benchmark our compensation to any particular group of companies), as well as applicable tax and accounting impacts of executive compensation.

The principal components of compensation for our Named Executive Officers are:

•	base salary;

•	cash-based incentive compensation awards;

•	grants of stock appreciation rights; and

•	retirement, medical and related benefits.

Our compensation program is intended to align the interests of our senior executives with those of our shareholders with a goal of increasing shareholder value and reasonably rewarding superior performance which supports that goal.  In establishing the aggregate amount of compensation for each Named Executive Officer, we do not rely on formula-driven plans which could result in unreasonably high compensation levels.  Instead, the primary factor in setting compensation is an evaluation of the individual’s performance in the context of our financial performance and compensation policies.  The Compensation Committee also reviews and considers compensation levels and practices as shown in the surveys and other materials referred to above.  Based on these factors, we determine an overall level of cash compensation - a portion of which is to be paid as base salary and the balance of which would be incentive based - and stock based awards, which are described in further detail below.  Although the Compensation Committee reviews base salary and stock based awards annually, the primary variable in our compensation program for Named Executive Officers has been the establishment of incentive compensation awards.

Our Chief Executive Officer, after consulting with the other members of the Office of the President, reviews with the Compensation Committee the performance of each Named Executive Officer and each other executive officer and makes a recommendation to the Compensation Committee with respect to their annual compensation, including the setting of parameters for incentive compensation awards and stock based awards.  In accordance with its charter, the Compensation Committee then makes the final determination regarding the compensation, including base salary, cash-based incentive compensation and grants of stock appreciation rights, for our Chief Executive Officer and each of the other Named Executive Officers, as well as all of our executive officers.

Base Salary.  As a result of performance reviews and other factors described above, and the impact of limits on the deductibility of compensation described below, the annual base salary of each of our Named Executive Officers has been effectively limited to approximately $1 million.  This $1 million limit reflects principally the impact of provisions of the Internal Revenue Code which limit the amount of compensation we may deduct for federal income tax purposes to $1 million per Named Executive Officer per year, except to the extent that the compensation is considered to be “performance-based.”  Our policy has been to maximize the deductibility of compensation to the extent practicable.  Accordingly, we have designed our performance-based incentive compensation plan and stock-based plan described below so that compensation under those plans will be deductible.

Incentive Compensation Awards.  A significant portion of compensation of our Named Executive Officers comes from awards under our Incentive Compensation Plan for Executive Officers (“Incentive Compensation Plan”).  This element of our compensation program makes a significant portion of the executive’s annual compensation dependent on the Company’s attainment of a pre-determined level of net income.  Under the Incentive Compensation Plan the Compensation Committee employs both quantitative factors - our attainment of the performance goal discussed below, and qualitative factors - the Compensation Committee’s assessment of the individual’s performance.  We believe the features of the Incentive Compensation Plan help align the interests of our executive officers with those of our shareholders.

Under the Incentive Compensation Plan, during the first quarter of each year our Compensation Committee establishes an annual performance bonus pool, expressed as a percentage of our Performance Based Income for that year. Performance Based Income is a term defined in the Incentive Compensation Plan to mean our consolidated net income as adjusted by the Compensation Committee in its sole discretion to take into account specific factors that may impact our business generally which the Compensation Committee deems reasonable and appropriate to exclude or include.  Among other things, the Compensation Committee may take into account realized and unrealized gains and losses, accounting changes, the potential impact of acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, the impact of catastrophes and the impact of changes in legislation or regulation.

After establishing the performance bonus pool for the year, the Compensation Committee then allocates a portion of that pool (expressed as a percentage) to each of the Named Executive Officers and other executive officers who are participating in the Incentive Compensation Plan and are eligible to receive incentive compensation awards.  The Compensation Committee establishes a target award (expressed as a dollar amount) for each participant, based on its assessment of the individual’s expected performance of his duties, with the intention that the incentive compensation award will not exceed the target award (even if the objective formula permits payment of an award in excess of the established target) except based on the Compensation Committee's discretion.  In addition, the Compensation Committee establishes, for each participant, a maximum award (expressed as a dollar amount) to potentially award a bonus amount that exceeds the pre-established target award based on the Compensation Committee's discretion.  Once Performance Based Income for the year has been determined, the Compensation Committee will review and re-assess each participant’s performance and, based upon such review and re-assessment, will award incentive compensation out of each executive's allocated percentage of the performance bonus pool.  Based on such review and assessment, the Compensation Committee, in its discretion, will determine whether to award incentive compensation that exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award.

For 2007, the Compensation Committee established a performance bonus pool of 4% of Performance Based Income, and determined that Performance Based Income would mean our consolidated net income, without taking into account the impact of several items.  In making this determination, the Compensation Committee concluded that the impact of these items would not be appropriate in measuring performance, but, by reserving to itself the ability to exercise negative discretion to reduce an award otherwise payable, the Compensation Committee in effect retains the ability to take these items, and any other factors it chooses, into account in awarding incentive compensation.  The items identified for 2007 were:

•	the effect of accounting changes;
•	net losses attributed to the impairment of goodwill;
•	charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to claims within a limited number of claim categories;
•	catastrophe losses of CNA in excess of CNA’s budgeted amount, but not less than such budgeted amount; and
•	charges relating to the disposition, by judgment or settlement, of smoking and health related litigation, excluding litigation related to filter cases.

After giving effect to these adjustments, 2007 Performance Based Income was approximately equal to consolidated net income for the year.

Following determination of our consolidated net income and Performance Based Income for 2007, the Compensation Committee granted incentive compensation awards under the Incentive Compensation Plan at the target amounts established at the beginning of the year.  As a result, the Compensation Committee granted awards to our executive officers which amounted to approximately 11% of the total amount available for award under the Incentive Compensation Plan.  The Compensation Committee determined, for each Named Executive Officer, to neither increase any award above the target, nor to reduce any award below the target.  This was determined by the Compensation Committee in executive session following a meeting with our Chief Executive Officer.  The awards under this Plan for each of the Named Executive Officers are included in the column entitled “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table, below.

Compensation under the Incentive Compensation Plan meets the requirements of the Internal Revenue Code for the deductibility for federal income tax purposes.

Stock Based Awards.  The third principal element of our compensation policy for Named Executive Officers is stock based awards under our Stock Option Plan.  The value of awards under our Stock Option Plan is directly correlated to our performance as measured by the price of our Common Stock over the long-term.  These awards only have value if, and to the extent that, the price of our Common Stock in the future exceeds the price on the date awards are granted.  In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the Company, awards under the Stock Option Plan generally vest over a period of four years and have a term of ten years.  As a result, these awards recognize performance over a longer term and encourage executives to continue their employment with the Company.  All of these elements further serve to align the executive’s interest with those of our shareholders.

Since the establishment of the Stock Option Plan in 2000, it has been our policy not to increase the number of options or rights awarded to our Named Executive Officers each year (other than to adjust for stock splits), and the total number of options and rights issued to all employees who participate in the Plan has increased only modestly during this period.

Our practice has been to consider an annual award in January of each year, but to grant awards in four increments over the year, the first grant being made on the date of the Compensation Committee meeting in January at the time the award is established, and the following three grants being made on the last business day of March, June and September of the year.  Each grant is made at an exercise or strike price equal to the average of the high and low sales prices of our Common Stock on the trading day immediately preceding the date of grant.  Thus the Compensation Committee knows the exercise or strike price of grants made at its January meeting, but the exercise or strike price for the three subsequent grants is based on our Common Stock price at a future date.  We believe that this practice is fair and reasonable to the individual executive and to the Company and its shareholders since it minimizes the impact that any particular event could have on the exercise or strike price of awards.

Compensation under the Stock Option Plan meets the requirements of the Internal Revenue Code for the deductibility for federal income tax purposes.

Employment Agreements.  It has been our practice to maintain employment agreements with each member of the Office of the President:  James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch.  Consistent with our compensation policies and our goal of maximizing the deductibility of the compensation for federal income tax purposes, base salary under each employment agreement has been limited to $975,000 per annum for each individual.  The agreements provide that each individual shall participate in our Incentive Compensation Plan; however, the amount of any award which may be granted remains subject to the discretion of the Compensation Committee.  In February 2008 the employment agreement with each of the members of the Office of the President was extended for an additional term of one year, to expire March 31, 2009.  Our employment agreements with the members of the Office of the President contain no provision for severance on termination, or payment upon a change in control, nor do such agreements require us to provide any perquisites.  Information concerning automobile related perquisites provided to certain Named Executive Officers is provided in the Summary Compensation Table, below.

Employee Benefits.  Our Company’s Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Employees Savings Plan under Section 401 (k) of the Internal Revenue Code, Retirement Plan and Benefit Equalization Plan.  In addition, from time to time we have provided one or more Named Executive Officers with unfunded supplemental retirement benefits pursuant to the Supplemental Retirement Agreements that are described under the heading “Pension Plans” below.  No supplemental retirement benefits were granted in 2007.

Share Ownership Guidelines.  Although we have not adopted any share ownership guidelines for our executive officers, we note that the members of the Office of the President own significant amounts of our Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman
Charles M. Diker
Paul J. Fribourg

EXECUTIVE COMPENSATION

The following table shows information for the years indicated regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers as of December 31, 2007, whom we refer to in this Proxy Statement as our “Named Executive Officers,” for services in all capacities to us and our subsidiaries.

2007 Summary Compensation Table

Changes in
Pension Value
And
Nonqualified
					Non-Equity	Deferred
				Option/SAR	Incentive Plan	Compensation	All Other
Name and Position	Year	Salary	Bonus	Awards (1)	Compensation (2)	Earnings (3)	Compensation	Total

J.S. Tisch	2007	$1,275,000	(4)	$ 0	$1,300,115	(5)	$2,000,000	$1,843,305	$115,868	(6)(7)	$6,534,288
President, Chief	2006	1,275,000	(4)	0	910,421	(5)	1,500,000	1,245,014	112,970		5,043,405
Executive Officer,
Office of the President

P.W. Keegan	2007	990,000		0	383,234		1,260,000	362,208	20,254	(8)	3,015,696
Chief Financial	2006	990,000		250,000	292,288		760,000	314,210	22,700		2,629,198
Officer, Senior Vice
President

A.H. Tisch	2007	975,000		0	511,023		2,000,000	1,388,973	128,686	(6)(9)	5,003,682
Co-Chairman of	2006	975,000		0	389,664		1,500,000	963,660	109,943		3,938,267
the Board, Chairman
of the Executive
Committee, Office of
the President

J.M. Tisch	2007	975,000		0	511,023		2,000,000	1,454,074	47,692	(6)(10)	4,987,789
Co-Chairman of	2006	975,000		0	389,664		1,500,000	1,003,545	57,522		3,925,731
the Board, Chairman
and Chief Executive
Officer of Loews
Hotels, Office of the
President

D.B. Edelson	2007	975,000		0	332,030		1,925,000	177,083	20,450	(11)	3,432,044
Senior Vice President	2006	975,000		0	181,331		1,675,000	165,836	22,550		3,019,717

(1) These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended on December 31, 2007 and 2006, respectively, in accordance with FAS 123(R), of awards pursuant to our Stock Option Plan through December 31, 2007 and 2006, respectively (but disregarding estimates of forfeitures for service-based vesting).  Assumptions used in the calculation of these amounts are included in Footnote 18 to our audited financial statements for the fiscal year ended December 31, 2007 included in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008.

(2) These amounts represent awards under our Incentive Compensation Plan.

(3) These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits under our retirement plans and supplemental retirement agreements as of December 31, 2007 and 2006 over the value of those benefits as of December 31, 2006 and 2005, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements.

(4) Includes compensation for services as chief executive officer of Diamond Offshore of $300,000 for each of 2007 and 2006.

(5) Includes $789,092 and $520,757, representing the dollar amount recognized for financial statement reporting purposes by Diamond Offshore for the fiscal years ended on December 31, 2007 and 2006, respectively, in accordance with FAS 123(R), of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as chief executive officer of Diamond Offshore during 2007 and 2006 (but disregarding estimates of forfeitures for service-based vesting).  This information has been provided by Diamond Offshore.

(6)  Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use during 2007, as follows: (a) $17,177 for Mr. J.S. Tisch; (b) $32,329 for Mr. A.H. Tisch; and (c) $25,756 for Mr. J.M. Tisch.  These amounts represent approximately 17%, 26% and 20% of our annual costs associated with the car and driver provided for Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, respectively, in 2007.

(7) Includes (a) $6,400, representing our contributions under our Employees Savings Plan for 2007; (b) $1,789, representing allocations under our Benefit Equalization Plan for 2007; (c) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2007; (d) $58,000, representing director’s fees paid by CNA for 2007; and (e) $18,752, representing retirement plan contributions and premiums on life and disability insurance policies paid by Diamond Offshore for 2007.

(8) Includes (a) $6,354, representing our contributions under our Employees Savings Plan for 2007; and (b) $13,900, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2007.

(9) Includes (a) $15,626, representing the expense of a car provided for personal use during 2007; (b) $6,400, representing our contributions under our Employees Savings Plan for 2007; (c) $2,581, representing allocations under our Benefit Equalization Plan for 2007; (d) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2007; and (e) $58,000, representing director’s fees paid by CNA for 2007.

(10) Includes (a) $6,400, representing our contributions under our Employees Savings Plan for 2007; (b) $1,786, representing allocations under our Benefit Equalization Plan for 2007; and (c) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2007.

(11) Includes (a) $6,700, representing our contributions under our Employees Savings Plan for 2007; and (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2007.

Narrative Discussion of Summary Compensation Table

For more information about our employment agreements with each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch and about the components of compensation reported in the Summary Compensation Table, please read the “Compensation Discussion and Analysis,” above.

Compensation Plans

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan and Incentive Compensation Plan during the year ended December 31, 2007.

2007 Grants of Plan-Based Awards
(Loews)

					All Other
					Option/SAR
			Estimated Future		Awards;			Grant Date
			Payouts Under		Number of	Exercise or	Closing	Fair Value
			Non-Equity		Securities	Base Price	Market Price	of Stock and
	Grant	Action	Incentive Plan		Underlying	of Option/SAR	on Date	Option/SAR
Name	Date	Date	Awards (1)		Options/SARs (2)	Awards (3)	of Grant	Awards

			Target	Maximum

J.S. Tisch	01/09/07				15,000	$40.34	$41.19	$177,642
	02/09/07		$2,000,000	$3,000,000
	03/30/07	01/09/07			15,000	45.75	45.43	182,333
	06/29/07	01/09/07			15,000	51.08	50.98	228,075
	09/28/07	01/09/07			15,000	48.04	48.35	216,106

P.W. Keegan	01/09/07				11,250	40.34	41.19	133,232
	02/09/07		1,260,000	2,000,000
	03/30/07	01/09/07			11,250	45.75	45.43	136,749
	06/29/07	01/09/07			11,250	51.08	50.98	171,056
	09/28/07	01/09/07			11,250	48.04	48.35	162,079

A.H. Tisch	01/09/07				15,000	40.34	41.19	177,642
	02/09/07		2,000,000	3,000,000
	03/30/07	01/09/07			15,000	45.75	45.43	182,333
	06/29/07	01/09/07			15,000	51.08	50.98	228,075
	09/28/07	01/09/07			15,000	48.04	48.35	216,106

J.M. Tisch	01/09/07				15,000	40.34	41.19	177,642
	02/09/07		2,000,000	3,000,000
	03/30/07	01/09/07			15,000	45.75	45.43	182,333
	06/29/07	01/09/07			15,000	51.08	50.98	228,075
	09/28/07	01/09/07			15,000	48.04	48.35	216,106

D.B. Edelson	01/09/07				11,250	40.34	41.19	133,232
	02/09/07		1,925,000	2,700,000
	03/30/07	01/09/07			11,250	45.75	45.43	136,749
	06/29/07	01/09/07			11,250	51.08	50.98	171,056
	09/28/07	01/09/07			11,250	48.04	48.35	162,079

(1) These amounts represent awards granted under our Incentive Compensation Plan.  The target amount of each award was authorized for payment by our Compensation Committee in February 2008 and included in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.”  Awards under our Incentive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our Performance Based Income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above.  Please read our “Compensation Discussion and Analysis” above, under the heading “Incentive Compensation Awards,” for more information concerning awards under our Incentive Compensation Plan.

(2) These amounts represent awards of SARs granted under our Stock Option Plan.  In accordance with its practice, in 2007 our Compensation Committee established an annual award in January authorizing the grant of SARs in four increments over the year.  These SARs vest with respect to 25% of the total number of securities underlying each annual award on an annual basis commencing on the anniversary of the date our Compensation Committee took action to authorize the awards.  Please read our “Compensation Discussion and Analysis” above, under the heading “Stock Based Awards,” for more information concerning awards under our Stock Option Plan.

(3) The exercise prices per share shown were calculated in accordance with our Stock Option Plan by averaging the high and low sales prices of our Common Stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information provided by Diamond Offshore regarding grants to Mr. J.S. Tisch under Diamond Offshore’s stock option plan during the year ended December 31, 2007.

2007 Grants of Plan-Based Awards
(Diamond Offshore)

All Other
			Option/SAR			Grant
			Awards;			Date Fair
			Number of	Exercise or	Closing	Value of
			Securities	Base Price of	Market Price	Stock and
			Underlying	Option/SAR	on Date of	Option/SAR
Name	Grant Date	Action Date	Options/SARs (1)	Awards (2)	Grant	Awards

J.S. Tisch	04/02/07	02/02/07	7,500	$ 81.42	$ 82.22	$275,400
	07/02/07	02/02/07	7,500	101.97	104.67	247,875
	10/01/07	02/02/07	7,500	114.21	114.06	255,825
	12/31/07	02/02/07	7,500	144.44	142.00	327,225

(1) These amounts represent awards of SARs granted to Mr. J.S. Tisch by Diamond Offshore under its stock option plan.  In accordance with its practice, in 2007 the incentive compensation committee of Diamond Offshore’s board of directors established an annual award in February authorizing the award of SARs to its executive officers, including Mr. J.S. Tisch, in four increments over the year.  These SARs vest with respect to 25% of the total number of securities underlying each grant on an annual basis commencing on the anniversary of the first grant date of the year.

(2) The exercise prices per share were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan that were outstanding as of December 31, 2007. All awards with expiration dates prior to January 2016 represent stock options, and all awards with expiration dates during or after January 2016 represent SARs.

2007 Outstanding Equity Awards at Fiscal Year-End
(Loews Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.S. Tisch	60,000	0	$10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	60,000	0	15.61	01/21/13
	11,250	3,750	17.36	01/16/14
	11,250	3,750	19.61	01/16/14
	11,250	3,750	20.06	01/16/14
	11,250	3,750	19.43	01/16/14
	7,500	7,500	23.68	01/20/15
	7,500	7,500	24.32	01/20/15
	7,500	7,500	25.91	01/20/15
	7,500	7,500	30.54	01/20/15
	3,750	11,250	33.14	01/31/16
	3,750	11,250	34.18	01/31/16
	3,750	11,250	34.89	01/31/16
	3,750	11,250	38.31	01/31/16
	0	15,000	40.34	01/09/17
	0	15,000	45.75	01/09/17
	0	15,000	51.08	01/09/17
	0	15,000	48.04	01/09/17

P.W. Keegan	45,000	0	19.71	01/30/12
	45,000	0	15.61	01/21/13
	8,438	2,812	17.36	01/16/14
	8,438	2,812	19.61	01/16/14
	8,438	2,812	20.06	01/16/14
	8,438	2,812	19.43	01/16/14
	5,625	5,625	23.68	01/20/15
	5,625	5,625	24.32	01/20/15
	5,625	5,625	25.91	01/20/15
	5,625	5,625	30.54	01/20/15
	2,812	8,438	33.14	01/31/16
	2,812	8,438	34.18	01/31/16
	2,812	8,438	34.89	01/31/16
	2,812	8,438	38.31	01/31/16
	0	11,250	40.34	01/09/17
	0	11,250	45.75	01/09/17
	0	11,250	51.08	01/09/17
	0	11,250	48.04	01/09/17

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

A.H. Tisch	60,000	0	$10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	60,000	0	15.61	01/21/13
	11,250	3,750	17.36	01/16/14
	11,250	3,750	19.61	01/16/14
	11,250	3,750	20.06	01/16/14
	11,250	3,750	19.43	01/16/14
	7,500	7,500	23.68	01/20/15
	7,500	7,500	24.32	01/20/15
	7,500	7,500	25.91	01/20/15
	7,500	7,500	30.54	01/20/15
	3,750	11,250	33.14	01/31/16
	3,750	11,250	34.18	01/31/16
	3,750	11,250	34.89	01/31/16
	3,750	11,250	38.31	01/31/16
	0	15,000	40.34	01/09/17
	0	15,000	45.75	01/09/17
	0	15,000	51.08	01/09/17
	0	15,000	48.04	01/09/17

J.M. Tisch	60,000	0	10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	60,000	0	15.61	01/21/13
	11,250	3,750	17.36	01/16/14
	11,250	3,750	19.61	01/16/14
	11,250	3,750	20.06	01/16/14
	11,250	3,750	19.43	01/16/14
	7,500	7,500	23.68	01/20/15
	7,500	7,500	24.32	01/20/15
	7,500	7,500	25.91	01/20/15
	7,500	7,500	30.54	01/20/15
	3,750	11,250	33.14	01/31/16
	3,750	11,250	34.18	01/31/16
	3,750	11,250	34.89	01/31/16
	3,750	11,250	38.31	01/31/16
	0	15,000	40.34	01/09/17
	0	15,000	45.75	01/09/17
	0	15,000	51.08	01/09/17
	0	15,000	48.04	01/09/17

D.B. Edelson	11,250	11,250	24.17	01/20/15
	5,625	5,625	25.91	01/20/15
	5,625	5,625	30.54	01/20/15
	2,812	8,438	33.14	01/31/16
	2,812	8,438	34.18	01/31/16
	2,812	8,438	34.89	01/31/16
	2,812	8,438	38.31	01/31/16
	0	11,250	40.34	01/09/17
	0	11,250	45.75	01/09/17
	0	11,250	51.08	01/09/17
	0	11,250	48.04	01/09/17

(1) Each stock option and SAR reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the expiration date reported for such stock option or SAR above.

The following table shows information provided by Diamond Offshore regarding awards granted to Mr. J.S. Tisch under Diamond Offshore’s stock option plan that were outstanding as of December 31, 2007.  All awards to Mr. J.S. Tisch with expiration dates prior to April 2016 represent stock options, and all awards with expiration dates during or after April 2016 represent SARs.

2007 Outstanding Equity Awards at Fiscal Year-End
(Diamond Offshore Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.S. Tisch	0	1,875	$ 22.49	05/18/14
	0	1,875	23.65	07/01/14
	0	1,875	32.78	10/01/14
	0	1,875	39.98	12/31/14
	0	3,750	45.77	04/19/15
	0	3,750	53.60	07/01/15
	0	3,750	61.90	10/03/15
	0	3,750	69.38	12/31/15
	0	5,625	92.67	04/27/16
	0	5,625	83.44	07/03/16
	0	5,625	71.87	10/02/16
	0	5,625	79.77	12/31/16
	0	7,500	81.42	04/02/17
	0	7,500	101.97	07/02/17
	0	7,500	114.21	10/01/17
	0	7,500	144.44	12/31/17

(1) Each stock option and SAR granted to Mr. J.S. Tisch and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in each calendar year above.

None of our Named Executive Officers exercised awards granted under our Stock Option Plan during the year ended December 31, 2007.

The following table shows information regarding the exercise of awards granted under Diamond Offshore’s stock option plan by those of our Named Executive Officers who exercised awards during the year ended December 31, 2007.  This table is based upon information provided by Diamond Offshore.

2007 Option Exercises and Stock Vested
(Diamond Offshore Common Stock)

Option Awards

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

J.S. Tisch	150,000	$9,565,692

Pension Plans

We provide a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (our “Retirement Plan”). Tax qualified retirement plans, such as our Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, non-qualified, non-contributory Benefit Equalization Plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits which are not available under our Retirement Plan as a result of these limitations.

Our Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of defined benefit pension plan in which the value of each participant’s benefit is expressed as a nominal cash balance account established in the name of the participant.  Under the cash balance plan, we increase each participant’s account annually by a “pay-based credit” based on a specified percentage of annual earnings (based on the participant’s age or years of service) and an “interest credit” based on a specified interest rate, which we set annually for all participants.  At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under our Retirement Plan consists of salary paid by us and our subsidiaries included under the heading “Salary” in the Summary Compensation Table above, plus the value of benefits awarded under our flexible benefits plan and included under the heading “All Other Compensation” in the Summary Compensation Table above.  In addition, awards under our Incentive Compensation Plan are deemed compensation for purposes of our Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

Participants in our Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that our Retirement Plan was converted into a cash balance plan) are entitled to a minimum retirement benefit (“Minimum Benefit”) equal to the benefit they would have earned under our Retirement Plan before its conversion to a cash balance plan.  This Minimum Benefit is based upon the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement and years of credited service with us.  The information set forth in the “Pension Benefits” table below with respect to Messrs. J. S. Tisch, A.H. Tisch and J.M. Tisch reflects this Minimum Benefit.

We also maintain a supplemental retirement account for each of Messrs. Keegan, J.S. Tisch, A.H. Tisch and J.M. Tisch, pursuant to supplemental retirement agreements with each such individual (“Supplemental Benefit”).  We credit each such account annually with the interest credit established under our Retirement Plan, and the accounts of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch with the pay-based credit established under our Retirement Plan.  Upon retirement, each such Named Executive Officer will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment.

The following table shows information regarding pension benefits accrued for and paid to each of our Named Executive Officers as of December 31, 2007.

2007 Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit (1)	Last Fiscal Year

J.S. Tisch	Retirement Plan	30	$1,033,550	$0
	Benefit Equalization Plan	30	7,607,808	0
	Supplemental Benefit		866,509	0

P.W. Keegan	Retirement Plan	10	267,428	0
	Benefit Equalization Plan	10	1,103,836	0
	Supplemental Benefit		1,709,525	0

A.H. Tisch	Retirement Plan	34	1,147,855	0
	Benefit Equalization Plan	34	8,449,186	0
	Supplemental Benefit		915,241	0

J.M. Tisch	Retirement Plan	28	816,840	0
	Benefit Equalization Plan	28	6,012,636	0
	Supplemental Benefit		855,262	0

D.B. Edelson	Retirement Plan	2	43,310	0
	Benefit Equalization Plan	2	291,533	0
	Supplemental Benefit		0	0

(1) Assuming (a) a normal retirement age of 65, (b) a discount rate of 6% and (c) interest credits of 4.15% for 2008 and 4.5% for later years.  Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

Deferred Compensation

The following table shows information regarding compensation deferred by Mr. Edelson during 2007 on a non-qualified basis pursuant to our Deferred Compensation Plan.  Under this plan, employees earning in excess of $100,000 per year may defer up to ten percent of their base salaries for a period of not less than three years, or until they are no longer employed by us.  Deferred amounts are maintained by us in an interest bearing account.  Upon electing to participate in this plan each year, each participating employee must choose the amount to be deferred and the duration of the deferral; whether to receive distributions of deferred amounts in a single payment or in equal annual installments over any period of time up to 15 years; and an interest rate from a selection of short-term and long-term rates established in accordance with the plan’s requirements.  None of our other Named Executive Officers deferred compensation during 2007.

2007 Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End

D.B. Edelson	$97,500 (1)	$0	$7,581 (2)	$0	$205,088 (3)

(1) Represents a portion of Mr. Edelson’s compensation reported as “Salary” on the Summary Compensation Table, above.

(2) Represents interest earned on Mr. Edelson’s Deferred Compensation Plan account balance at an annual, compounded rate of 5.02%.

(3) Includes $97,500 for 2007, reported on the Summary Compensation Table, above.  The balance pertains to 2007 earnings, and contributions and earnings for 2006, during which Mr. Edelson was not a Named Executive Officer.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction.  All such transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.

TFMG LLC, an entity affiliated with Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, who are the members of our Office of the President, and certain related persons occupy space and utilize certain services and facilities of ours, the cost of which is reimbursed to us.  In addition, from time to time the Messrs. Tisch and members of their immediate families have chartered our aircraft for personal travel. For the use of our owned aircraft, the charterer pays us at the same rate we charge unaffiliated third parties to charter our aircraft, which rate equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us at a rate equal to our incremental cost.  The total amount reimbursed to us in 2007 in connection with the foregoing was approximately $1,423,000.

Mrs. Joan Tisch, mother of Mr. J.M. Tisch, occupies an apartment at the Loews Regency Hotel pursuant to a lease that was approved by our Audit Committee and entered into in 2001. The lease became effective upon the death of her late husband, Preston R. Tisch, our former Co-Chairman of the Board, in late 2005.  The rent is set forth in the lease and adjusts upward in each year, beginning in 2007, by an amount equal to the increase in the consumer price index during the prior year. Mrs. Tisch separately pays rent for another room at the hotel in an amount that was determined based on an analysis of market rates for comparable extended stay rentals at the hotel. Mrs. Tisch paid the hotel an aggregate of approximately $734,000 for these rentals in 2007.

Walter L. Harris, a director of the Company and Chairman of the Company’s Audit Committee, is an executive officer and shareholder of Tanenbaum-Harber Co., Inc. and certain affiliated insurance brokerage companies (collectively, “T-H”).  T-H places insurance business, including property, casualty and professional liability coverages, with insurance company subsidiaries of CNA. T-H earns commissions for the business it writes for CNA in accordance with commission schedules that are standard to CNA brokerage contracts of this type.  Total commissions earned by T-H in 2007 were approximately $1,622,000. In addition, CNA provides certain insurance coverages and surety bonds to T-H. The 2007 premiums for these items were approximately $41,000.

RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
(Proposal No. 2)

Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2008.  Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.  If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection.  Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2007 and 2006, by category as described in the notes to the table.

	2007	2006
	(in thousands)

Audit Fees (1)	$21,451	$17,395
Audit Related Fees (2)	1,636	2,274
Tax Fees (3)	72	134
All Other Fees	0	0

Total	$23,159	$19,803

(1) Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly financial statements.

(2) Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters, accounting consultations, the audit of employee benefit plans, and due diligence related to potential mergers and acquisitions.

(3) Includes the aggregate fees and expenses for tax compliance and tax planning services.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors.  Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations.  All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or a designated committee member to whom this authority has been delegated.  Our Audit Committee, or a designated member, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore and Boardwalk Pipeline, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

Our Board of Directors recommends a vote FOR Proposal No. 2.

SHAREHOLDER PROPOSALS

We have been advised that the four shareholder proposals described below will be presented at the Annual Meeting.  For the reasons set forth below, our Board of Directors recommends a vote against each proposal.

SHAREHOLDER PROPOSAL RELATING TO
CUMULATIVE VOTING
(Proposal No. 3)

Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 732 shares of our Common Stock, has notified us in writing that she intends to present the following resolution at the Annual Meeting for action by our shareholders:

“RESOLVED:  That the stockholders of Loews, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“REASONS:  Many states have mandatory cumulative voting, so do National Banks.

“In addition, many corporations have adopted cumulative voting.

“Last year the owners of 77,415,153 shares representing approximately 16.1% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST Proposal No. 3.

Our Board of Directors believes that the present system of voting for directors provides the best assurance that the decisions of our Board will be in the interests of all shareholders, rather than those of any particular group.  Cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group.  The aims of such special interest group may be adverse to us and our shareholders as a whole and therefore could impede our Board’s power to act on our behalf and on behalf of all of our shareholders.  Furthermore, our Board believes that cumulative voting may interfere with the continuing efforts of our Nominating and Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve us.  Accordingly, our Board of Directors recommends a vote against this proposal.

SHAREHOLDER PROPOSAL RELATING TO
PERFORMANCE STANDARDS FOR EXECUTIVE COMPENSATION
(Proposal No. 4)

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia  22314, owner of 13,553 shares of our Common Stock, has notified us in writing that it intends to present the resolution set forth below at the Annual Meeting for action by our shareholders:

“Resolved:  That the shareholders of Loews Corporation (‘Company’) request that the Board of Director’s Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives (‘Plan’) that does the following:

“-Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;
“-Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;
“-Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics of criteria used in the annual and performance-vested long-term incentive components of the Plan;
“-Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and
“-Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the company’s performance on its selected financial performance metrics exceeds peer group median performance.

“Supporting Statement:  We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value.  A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance.  The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance.  We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.  Post-employment benefits provided to executives from severance plans and supplemental executive pensions exacerbate the problem.

“We believe that the pay-for-superior-performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan.  A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

“We believe the Company’s Plan fails to promote the pay-for-superior-performance principle in several important ways.  Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

“-Total compensation targets are not disclosed.
“-The Company’s annual incentive awards are paid from a pool established as 2% of the company’s Performance Based Income, which is adjusted consolidated net income.  There are no performance targets included as part of the plan, though the compensation committee retains negative discretion to reduce individual award amounts.
“-100% of the Company’s long-term compensation is not performance-vested.

“We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.”

Our Board of Directors recommends a vote AGAINST Proposal No. 4.

Our Board of Directors believes that our executive compensation program has served our Company well by aligning the interests of our senior executives with those of our shareholders and reasonably rewarding superior performance which supports our goal of increasing shareholder value.  This has been accomplished through the use of two objective measures: our net income, on which awards under our Incentive Compensation Plan are based, and our share price, which determines the value of long term stock based compensation under our Stock Option Plan.  An integral part of our compensation program is the discretion granted to our Compensation Committee under our Incentive Compensation Plan whereby award levels, with a target amount and a maximum amount, are established by the Compensation Committee at the start of each annual performance period.  This is coupled with the role of the Compensation Committee in reviewing each executive’s performance and either reducing, or completely eliminating, the award, or increasing the award, but only up to the predetermined maximum, at the end of each performance period after our net income for that period has been determined.  This provides our Compensation Committee with the ability to exercise its discretion and judgment in the flexible manner necessary to achieve the goals of our executive compensation program, in contrast to the formulaic approach of this proposal which could result in unrealistically high levels of compensation.  Accordingly, our Board of Directors believes that this proposal would not be in our best interest and recommends a vote against this proposal.

SHAREHOLDER PROPOSAL RELATING TO
HEALTH CARE REFORM
(Proposal No. 5)

The Congregation of the Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin  54935, owner of 90 shares of our Common Stock, the Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas  77223, owner of shares of our Common Stock with a market value of at least $2,000, Providence Trust, 515 SW 24th Street, San Antonio, Texas  78207, owner of shares of our Common Stock with a market value of at least $2,000, and Trinity Health, 766 Brady Avenue, Apartment 635, Bronx, New York  10462, owner of shares of our Common Stock with a market value of at least $2,000, have notified us in writing that they intend to present the resolution set forth below at the Annual Meeting for action by our shareholders:

“WHEREAS:  our company’s products are a major, if not the major, contributor to fatal cancers and heart disease;

“University of Minnesota Cancer Center researchers report:  ‘users of smokeless tobacco are exposed to higher amounts of tobacco-specific nitrosamines - molecules … known to be carcinogenic - than smokers.’;

“More than 40 elements in tobacco smoke are cancer causing.  Smokers are 22 times more likely to develop lung cancer than non-smokers.  Studies show length of tobacco use increases the cancer risk:  cancer of the nose (2 times greater), tongue, mouth, salivary gland and pharynx (6 to 27 times more), throat (12 times) esophagus (8-10 times); larynx (10-18 times), stomach (2-3 times), kidney (5 times), bladder (3 times), penis (2-3 times), pancreas (2-5 times) colon-rectum (3 times) and anus (5-6 times);

“In 2007, in a ‘stark departure from past practice, the American Cancer Society’ redirected its entire $15 million advertising budget ‘to the consequences of inadequate health coverage.’  John R. Seffrin, the American Cancer Society’s CEO, stated:  ‘I believe if we don’t fix the health care system, that lack of access will be a bigger cancer killer than tobacco.’  He added, ‘The ultimate control of cancer is as much a public policy issue as it is a medical and scientific issue’;

“A 2003 study estimated that one of every 10 cancer patients were uninsured.  Health insurance companies are known to provide substantially lower rates to those who do not smoke or use our tobacco products;

“Our company’s health care costs are higher in the US because it has to cover employees who use tobacco products.  If America had universal health care, these would be covered.  Consequently, shareholder revenues are diminished when company finances must cover health care costs, many stemming from cancer and heart disease arising from tobacco use.

“Because access to affordable, comprehensive health care/insurance is the most significant social policy issue in America and has become a central concern in the 2008 presidential campaign.

“RESOLVED:  Shareholders urge the Board of Directors to adopt principles for comprehensive healthcare reform (such as those based upon the following principles of the Institute of Medicine):  Health care coverage should be universal, continuous, and affordable to individuals and families.  Any health insurance strategy should be affordable and sustainable for society and should enhance health and well-being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).

“SUPPORTING STATEMENT: As shareholders, we believe publicly held companies must account to all their stakeholders vis-a-vis their positions on critical public policy issues, like universal healthcare, especially tobacco companies because they contribute so much to the health problems of so many.  We ask fellow shareholders to support this resolution.”

Our Board of Directors recommends a vote AGAINST Proposal No. 5.

Our Board of Directors believes that any comprehensive reform of the system for providing health care in the United States should be considered by elected governmental bodies capable of enacting a comprehensive framework of regulation in a consistent manner, with input from the public, as well as from those within the health care and health insurance industries having knowledge and expertise bearing directly on the complex issues involved.  As noted by the proponents, access to affordable, comprehensive health care has already become an issue central to current political discourse in the United States, and is being actively debated.  Our Board of Directors believes that it would not be appropriate for the Company to inject itself into this debate and, accordingly, this proposal is neither necessary nor in our best interest, and recommends a vote against this proposal.

SHAREHOLDER PROPOSAL RELATING TO
ADVERTISING EXPENDITURES
(Proposal No. 6)

The Sinsinawa Dominicans, Inc., 585 County Road Z, Sinsinawa, Wisconsin  53824, owner of 240 shares of our Common Stock, and Catholic Health Initiatives, 1999 Broadway, Suite 2600, Denver, Colorado  80202, owner of 300 shares of our Common Stock, have notified us in writing that they intend to present the resolution set forth below at the Annual Meeting for action by our shareholders:

“WHEREAS, smoking rates are higher among the poor and least educated.  Through its Lorillard Tobacco Company, Loews’ main profits from Newport come from the African American community.  Consequently, the Company targets this key market.  In Baltimore, The New York Times reported (10.20.07), ‘Newports, with a lower menthol level that many say feels smoother, and backed by marketing including the green “Newport Pleasure!” posters in nearly every deli and gas station here, have taken a strong lead in many cites.”  Gregory Connolly, Director of Tobacco Control Research at Harvard School of Public Health, stated:  ‘It appears the industry is targeting the most vulnerable groups through advertising and manipulation of menthol levels.’

“This comment was echoed by Sam Fulwood, a Black columnist for the Cleveland Plain Dealer (05.27.07).  He commented on ‘the billboard[s] erected by cigarette marketing people to target minorities for death-dealing products.  Those ubiquitous posters grin in poor, inner-city neighborhoods, but rarely show their happy faces in affluent areas.’

“Lorillard has admitted that 51 percent of its Newport buyers are blacks.  Consequently, Lorillard is inundating the African American community with advertising in ways that far exceed the percentage of its advertising revenues spent in other, non-African American markets.

“The New York Times reported (10.20.07):

“1. A recent study of Baltimore’s poor in the American Journal of Public Health (August, 2007) showed that more than half of poor, black young adults smoke cigarettes --- almost always menthol, almost always Newports.
“2. A survey of 1,021 low-income blacks in Detroit, published in 2005 in the American Journal of Preventive Medicine, found that 59 percent of men and 41 percent of women smoked.

“Public Health Reports reported (10/07):

“1. The density of billboards advertising tobacco products is more than twice as high in black neighborhoods as in white.  Researchers discovered ‘there were 4.5 tobacco billboards per 10,000 residents in white areas and 11.8 per 10,000 or 2.6 times the density, in black neighborhoods.
“2. The data also showed that ‘a given billboard was 70 percent more likely to advertise tobacco in a black market compared with a white one.’
“3. Given the data above, Dr. Brian A. Primack of the University of Pittsburgh and the lead author of the review stated:  ‘A specific method for that kind of intervention is the idea of media literacy – teaching people to consciously evaluate the advertising messages that are all around them.’

“This resolution’s shareholders believe it would be very helpful if this Company would endorse Dr. Primack’s suggestion and support independent efforts to create media literacy programs in its key markets, especially in areas with large concentrations of African American, who constitute 51% of its Newport sales.  In lieu of this,

“RESOLVED:  shareholders request the Board of Directors to create a Review Committee to make and oversee as policy that Lorillard Tobacco Company shall not expend any greater percentage of its advertising expenditures in demographic areas that are defined as below-poverty level and predominately African American, than it does in its other targeted demographic areas.”

Our Board of Directors recommends a vote AGAINST Proposal No. 6.

Our Board of Directors believes that this proposal is neither necessary nor in our best interest.  Our subsidiary, Lorillard Tobacco Company (“Lorillard”), does not advertise through the use of outside billboards, signs or placards in arenas, stadiums, shopping malls or video arcades, limits its advertising outside of retail establishments and does not advertise on any form of public transportation.  Lorillard’s advertising is reviewed by Lorillard’s legal department for compliance with legal requirements and Lorillard’s Corporate Principles Concerning Marketing, Promotion and Youth Smoking.  Those principles expand upon commitments embodied in the tobacco industry’s Cigarette Advertising and Promotion Code, which Lorillard has adhered to for many years, and in the Master Settlement Agreement entered into by

Lorillard, together with other companies in the U.S. tobacco industry, with a group of State Attorneys General in 1998.  Lorillard conducts its advertising program in accordance with all applicable laws, regulations and agreements, and Lorillard believes that imposing additional, unilateral restrictions on its ability to lawfully advertise its products may put it at a competitive disadvantage.  Accordingly, our Board of Directors recommends a vote against this proposal.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting.  If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed as proxies.

We will bear all costs in connection with the solicitation of proxies for the meeting.  We intend to request brokerage houses, custodians, nominees and others who hold our voting stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses.  We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,500.  In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile or electronic transmission.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2008.

This Proxy Statement and our 2007 Annual Report on Form 10-K are available on the “Investor Relations” page of our website at www.loews.com.

Communications with Us by Shareholders and Others

If you or any other interested party wish to communicate directly with our presiding director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board of Directors as a candidate to serve as a director, you must do so by writing to our Corporate Secretary. Your recommendation must include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company, and the candidate’s signed consent to serve as a director, if elected.  We must receive your recommendations for director nominees for our 2009 Annual Meeting not later than October 1, 2008.

If you wish to nominate an individual for election as a director at our 2009 Annual Meeting, you must provide notice of your intention to do so by writing to our Corporate Secretary.  Your notice must include the nominee’s name, age, business and residence addresses, principal occupation or employment, ownership interests in our securities, and any other information which would be required to be disclosed with respect to that nominee in connection with a solicitation of proxies for the election of directors.  It must also include your name and address, ownership interests in our securities, a description of any arrangement or understanding between you and the nominee or any other person under which the nomination is being made, your representation that you intend to attend the 2009 Annual Meeting to nominate the nominee in person, and any other information which would be required to be disclosed with respect to you in connection with a solicitation of proxies for the election of directors.  Your notice must be accompanied by a written consent of the nominee to being named as a nominee and to serve as a director, if elected.  We must receive your notice not earlier than January 13, and not later than February 12, 2009.

If you wish to submit a proposal for our 2009 Annual Meeting, it must be received by us not later than December 2, 2008 in order to be included in our proxy materials.  If you wish to submit a proposal at our 2009 Annual Meeting which will not be included in our proxy materials, then proxies solicited by us for that meeting may confer discretionary authority to vote with respect to that proposal if we (1) receive notice of the proposal not later than February 16, 2009, and advise shareholders in our 2009 proxy materials of the nature of the proposal and how management intends to vote on the matter, or (2) do not receive notice of the proposal prior to February 16, 2009. Your proposals should be addressed to our Corporate Secretary.

If you wish to obtain directions to our 2008 Annual Meeting of Shareholders and to be able to attend and vote in person, you may do so by writing to our Corporate Secretary.

You should address all communications directed to our Corporate Secretary regarding the matters discussed above to Loews Corporation, 667 Madison Avenue, New York, New York  10065-8087.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: March 31, 2008

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

COMMON STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on May 13, 2008, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3, 4, 5 and 6.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

|	Address Change/Comments (Mark the corresponding box on the reverse side) |
|	|
|	|
|	|

Mark Here
for Address
Change or	[ ]
Comments
PLEASE SEE REVERSE SIDE
Please mark
your votes	[ X ]
like this

The Board of Directors recommends a vote FOR Item 1									The Board of Directors recommends a vote FOR Item 2
Item 1 - ELECTION OF DIRECTORS						FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN	07) G.R. Scott			ITEM 2 - RATIFY DELOITTE & TOUCHE LLP AS INDEPENDENT	☐	☐	☐
Nominees:						☐	☐	☐	AUDITORS
01) A.E. Berman			04) P.J. Fribourg			08) A.H. Tisch
☐	☐	☐	☐	☐	☐	☐	☐	☐	The Board of Directors recommends a vote AGAINST Items 3, 4, 5 and 6
02) J.L. Bower			05) W.L. Harris			09) J.S. Tisch
☐	☐	☐	☐	☐	☐	☐	☐	☐	ITEM 3 -SHAREHOLDER	☐	☐	☐
03) C.M. Diker			06) P.A. Laskawy			10) J.M. Tisch			PROPOSAL -CUMULATIVE VOTING
☐	☐	☐	☐	☐	☐	☐	☐	☐	ITEM 4 -SHAREHOLDER	☐	☐	☐
PROPOSAL -PERFORMANCE
STANDARDS FOR
EXECUTIVE COMPENSATION

									ITEM 5 -SHAREHOLDER PROPOSAL - HEALTH CARE REFORM	☐	☐	☐

									ITEM 6 -SHAREHOLDER	☐	☐	☐
PROPOSAL -ADVERTISING
EXPENDITURES

| | | |
Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature	Signature		Date
COMMON STOCK

CAROLINA GROUP STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Carolina Group Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on May 13, 2008, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3, 4, 5 and 6.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

|	Address Change/Comments (Mark the corresponding box on the reverse side) |
|	|
|	|
|	|

Mark Here
for Address
Change or	[ ]
Comments
PLEASE SEE REVERSE SIDE
Please mark
your votes	[ X ]
like this

The Board of Directors recommends a vote FOR Item 1									The Board of Directors recommends a vote FOR Item 2
Item 1 - ELECTION OF DIRECTORS						FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN	07) G.R. Scott			ITEM 2 - RATIFY DELOITTE & TOUCHE LLP AS INDEPENDENT	☐	☐	☐
Nominees:						☐	☐	☐	AUDITORS
01) A.E. Berman			04) P.J. Fribourg			08) A.H. Tisch
☐	☐	☐	☐	☐	☐	☐	☐	☐	The Board of Directors recommends a vote AGAINST Items 3, 4, 5 and 6
02) J.L. Bower			05) W.L. Harris			09) J.S. Tisch
☐	☐	☐	☐	☐	☐	☐	☐	☐	ITEM 3 -SHAREHOLDER	☐	☐	☐
03) C.M. Diker			06) P.A. Laskawy			10) J.M. Tisch			PROPOSAL -CUMULATIVE VOTING
☐	☐	☐	☐	☐	☐	☐	☐	☐	ITEM 4 -SHAREHOLDER	☐	☐	☐
PROPOSAL -PERFORMANCE
STANDARDS FOR
EXECUTIVE COMPENSATION

									ITEM 5 -SHAREHOLDER PROPOSAL - HEALTH CARE REFORM	☐	☐	☐

									ITEM 6 -SHAREHOLDER	☐	☐	☐
PROPOSAL -ADVERTISING
EXPENDITURES

| | | |
Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature	Signature		Date
CAROLINA GROUP STOCK